Newell Brands Announces Fourth Quarter and Full Year 2025 Results
Fourth Quarter Execution Drove Improved Profitability

ATLANTA, GA – February 6, 2026 – Newell Brands (NASDAQ: NWL) today announced its fourth quarter and full year 2025 financial results.

Chris Peterson, Newell Brands President and Chief Executive Officer, said, "Despite a fluid and challenging macroeconomic environment, our team executed well, and we exited 2025 a stronger and more resilient company. Over the past several years, we have built and strengthened meaningful front and back-end capabilities, and our priority now is converting those investments into sustained financial improvement. While we are not assuming an improvement in underlying category demand this year, we expect our strong innovation plans, higher levels of advertising and promotion, and an increase in points of distribution for the first time since the Jarden acquisition, to enable us to outgrow our categories and gain market share."

Mark Erceg, Newell Brands Chief Financial Officer, said, "Solid growth in fourth quarter normalized EBITDA marked a strong finish to a year characterized by multiple short-term challenges. For the full year and despite incurring $174 million and $114 million of gross cash and P&L tariff impacts, respectively, normalized operating margin expanded including a 50-basis-point increase in advertising and promotion investment. Our 2026 outlook calls for net sales to be flat, which would represent a meaningful sequential improvement, normalized EPS of $0.54 to $0.60, which includes an additional year-over-year tariff impact of seven cents and a higher effective tax rate, and operating cash flow of $350 million to $400 million, which, at the midpoint, would represent an increase of more than 40% versus 2025."

Fourth Quarter 2025 Highlights
–Net sales were $1.9 billion, a decline of 2.7% compared with the prior year period. Core sales declined 4.1% compared with the prior year period.
–Operating margin decreased to negative 14.3% compared with positive 0.5% in the prior year period. Normalized operating margin increased to 8.7% compared with 7.1% in the prior year period.
–Net loss was $315 million compared with $54 million in the prior year period. Normalized net income was $75 million compared with $69 million in the prior year period.
–Diluted loss per share was $0.75 compared with $0.13 in the prior year period. Normalized diluted EPS was $0.18 compared with $0.16 in the prior year period.
–Normalized EBITDA increased 11.6% to $241 million compared with $216 million in the prior year period.
–The Company initiated its full year 2026 outlook for net sales in the range of (1%) to 1%, core sales in the range of (2%) to flat and a normalized EPS range of $0.54 to $0.60.

Fourth Quarter 2025 Operating Results

Net sales were $1.9 billion, a decline of 2.7% compared with the prior year period, reflecting a core sales decline of 4.1% and favorable foreign exchange.

Gross margin was 33.1% compared with 34.2% in the prior year period, with the positive impact from gross productivity and pricing more than offset by headwinds from tariff costs and inflation. Normalized gross margin was 33.9% compared with 34.6% in the prior year period.

Operating loss was $272 million, or negative 14.3% of sales, compared with operating income of $9 million, or 0.5% of sales, in the prior year period. Non-cash impairment charges of $340 million and $85 million were incurred in the current and prior year periods, respectively, related to indefinite-lived tradenames. Normalized operating income was $165 million, or 8.7% of sales, compared with $139 million, or 7.1% of sales, in the prior year period. Normalized results in the current period reflect benefits from restructuring and productivity actions and lower incentive compensation expense, partially offset by higher advertising and promotion spend.

Net interest expense was $84 million compared with $72 million in the prior year period.

Income tax benefit was $44 million compared with $25 million in the prior year period. The normalized income tax provision was $2 million compared with a normalized tax benefit of $4 million in the prior year period.

Net loss was $315 million compared with $54 million in the prior year period. Normalized net income was $75 million compared with $69 million in the prior year period. Normalized EBITDA increased 11.6% to $241 million compared with $216 million in the prior year period.

Diluted loss per share was $0.75 compared with $0.13 from the prior year period. Normalized diluted EPS was $0.18 compared with $0.16 in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures, if available, are included in the tables attached to this release.

Balance Sheet and Cash Flow

Full year operating cash flow was $264 million compared with $496 million in the prior year period. The current year operating cash flow was impacted by $174 million of cash tariff costs and a substantially higher cash bonus payout in 2025 related to strong business results in 2024.

During the fourth quarter, the Company repaid the outstanding principal amount of its 3.9% senior notes due 2025, plus accrued and unpaid interest upon maturity. At the end of 2025, Newell Brands had debt outstanding of $4.7 billion and cash and cash equivalents of $203 million, compared with $4.6 billion and $198 million, respectively, at the end of the prior year.

Fourth Quarter 2025 Operating Segment Results

The Home & Commercial Solutions segment generated net sales of $1.1 billion compared with $1.2 billion in the prior year period, reflecting a core sales decline of 5.3%, as well as the impact of favorable foreign exchange. Operating loss was $200 million, or negative 17.8% of sales, compared with operating income of $28 million, or 2.4% of sales, in the prior year period. Normalized operating income was $124 million, or 11.0% of sales, compared with $137 million, or 11.7% of sales, in the prior year period.

The Learning & Development segment generated net sales of $629 million compared with $628 million in the prior year period, reflecting a core sales decline of 1.5%, as well as the impact of favorable foreign exchange. Operating income was $40 million, or 6.4% of sales, compared with $99 million, or 15.8% of sales, in the prior year period. Normalized operating income was $99 million, or 15.7% of sales, compared with $101 million, or 16.1% of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $142 million compared with $152 million in the prior year period, reflecting a core sales decline of 6.2%, as well as the impact of favorable foreign exchange. Operating loss was $20 million, or negative 14.1% of sales, compared with $34 million, or negative 22.4% of sales, in the prior year period. Normalized operating loss was $12 million, or negative 8.5% of sales, compared with $28 million, or negative 18.4% of sales, in the prior year period.

Full Year 2025 Operating Results

Net sales for the full year ended December 31, 2025 were $7.2 billion, a decline of 5.0% compared to the prior year, reflecting a core sales decrease of 4.6%.

Gross margin was 33.8% compared with 33.6% in the prior year, as the positive impact from productivity savings and pricing more than offset headwinds from lower sales volume, inflation and tariffs. Gross margin would have expanded by 50 basis points for the full year if not for the temporary $24 million impact of one-time China tariffs in the third quarter. Normalized gross margin was 34.2%, compared with 34.1% in the prior year.

Operating income was $39 million, or 0.5% of sales, compared with $67 million, or 0.9% of sales, in the prior year. Non-cash impairment charges of $340 million and $345 million related to indefinite-lived trade names were incurred in the current and prior year, respectively. Normalized operating income was $606 million, or 8.4% of sales, compared with $618 million, or 8.2% of sales, in the prior year.

Net interest expense was $321 million compared with $295 million in the prior year.

Income tax benefit was $16 million compared with $44 million in the prior year. The normalized tax provision was $34 million compared with $21 million in the prior year.

Net loss was $285 million compared with $216 million in the prior year. Normalized net income was $240 million compared with $286 million in the prior year. Normalized EBITDA was $882 million compared with $900 million in the prior year.

Diluted loss per share was $0.68 compared with $0.52 in the prior year. Normalized diluted EPS was $0.57 compared with $0.68 in the prior year.

Outlook

The Company’s 2026 outlook reflects expectations for a step up in core sales growth driven by a stronger innovation pipeline, net distribution gains and higher A&P spending. Additionally the outlook reflects continued margin improvement focus and stronger year over year operating cash flow generation.

The Company initiated its outlook for the first quarter and the full year 2026. Note that first quarter 2026 core sales, the Company's seasonally smallest quarter, is expected to be negatively impacted by shipment timing dynamics rather than underlying consumer demand, including the timing of shelf resets and associated innovation shipments, as well as lapping a prior-year period that included tariff-related ordering and timing dynamics.

Included in the full year 2026 outlook is the annualized impact of tariffs enacted during 2025. While the Company expects lower cash tariff payments in 2026 compared to 2025, the gross profit impact reflects a higher full-year annualized run rate, prior to mitigating actions in 2026, partially offset by productivity actions, targeted pricing and tariff-related business wins. Prior to mitigating actions, this annualized tariff impact is expected to create an incremental headwind of approximately $0.07 to normalized EPS compared to 2025.

	Q1 2026 Outlook	Full Year 2026 Outlook
Net Sales	(5%) to (3%)	(1%) to 1%
Core Sales	(7%) to (5%)	(2%) to flat
Normalized Operating Margin	2.5% to 3.5%	8.6% to 9.2%
Normalized EPS	($0.12) to ($0.08)	$0.54 to $0.60

The Company initiated its outlook for full year 2026 operating cash flow to a range of $350 million to $400 million.

The Company has presented forward-looking statements regarding core sales, normalized operating margin and normalized EPS. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized EPS to the most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the Company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ fourth quarter 2025 earnings conference call will be held today, February 6, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the Company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the Company’s website.

Non-GAAP Financial Measures

This release and the accompanying remarks contain non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The Company uses certain non-GAAP financial measures that are included in this press release, the additional financial information and accompanying remarks both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance and liquidity using the same tools that management uses to evaluate the Company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The Company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures, retail store openings and closings, certain market and category exits, changes in foreign exchange and customer returns due to a product recall from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The Company’s management believes that “normalized” gross margin, "normalized" overheads, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses; impairment charges; amortization of acquisition-related intangible assets; divestiture costs; costs related to the acquisition, integration and financing of acquired businesses; inflationary adjustments and one-time and other events such as expenses related to certain legal proceedings, costs related to the extinguishment of debt; certain tax benefits and charges; pension settlement charges; costs related to a product recall; certain facility fire related costs; write-off of assets not placed into service and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the Company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax, depreciation, amortization and stock-based compensation expense.

The Company uses a "with" and "without" approach to calculate normalized income tax expense or benefit. At an interim period, the Company determines the year to date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit.

The Company defines "net debt" as short-term debt, current portion of long-term debt and long-term debt less cash and cash equivalents.

While the Company believes these non-GAAP financial measures are useful in evaluating the Company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

This press release and additional information about Newell Brands are available on the Company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Joanne Freiberger	Danielle Clark
SVP, Investor Relations & Chief Communications Officer	Director, External Communications
+1 (727) 947-0891	+1 (404) 783-0419
joanne.freiberger@newellco.com	danielle.clark@newellco.com

Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the federal securities laws. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “remain confident,” "remain optimistic," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•the Company’s ability to optimize costs and cash flow and mitigate the impact of soft global demand and retailers' inventory rebalancing through discretionary and overhead spend management,

advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
•the Company’s dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
•the Company’s ability to improve productivity, reduce complexity and streamline operations;
•risks related to the Company’s substantial indebtedness and current leverage profile, ability to refinance upcoming revolver and bond maturities on favorable terms, and potential increases in interest rates or changes in the Company’s credit ratings including the failure to maintain financial covenants which if breached could subject us to cross-default and acceleration provisions in our debt documents;
•the impact on the Company’s operations and financial condition resulting from the current global macroeconomic environment, including the impact of tariffs imposed by the U.S. and retaliatory tariffs imposed by foreign countries, and the Company’s ability to effectively execute its mitigation plans;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of the Company’s customers;
•supply chain and operational disruptions in the markets in which we operate, including as a result of geopolitical and macroeconomic conditions and any global military conflicts including those between Russia and Ukraine and in the Middle East;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and the Company’s ability to offset cost increases through pricing and productivity in a timely manner;
•the Company’s ability to effectively execute its turnaround plan, including the Global Productivity Plan announced in December 2025 and other restructuring and cost saving initiatives;
•the Company’s ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•the risks inherent to the Company’s foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•future events that could adversely affect the value of the Company’s assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•the Company’s ability to maintain effective internal control over financial reporting;
•risk associated with the use of artificial intelligence in the Company’s operations and the Company’s ability to properly manage such use;
•a failure or breach of one of the Company’s key information technology systems, networks, processes or related controls or those of the Company’s service providers;
•the impact of United States and foreign regulations on the Company’s operations, including environmental remediation costs and legislation and regulatory actions related to product safety, data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•the Company’s ability to protect its intellectual property rights;
•the impact of climate change and the increased focus of governmental and non-governmental organizations and customers on sustainability issues, as well as external expectations related to environmental, social and governance considerations;
•significant increases in the funding obligations related to the Company’s pension plans; and
•other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The company continues to be impacted by inflationary pressures, soft global demand, major retailers' focus on tight control over inventory levels, elevated interest rates and indirect macroeconomic impacts from geopolitical conflicts, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we believe we have made our best estimates based upon current information, actual results could differ materially and may require future changes to such estimates and assumptions, including reserves, which may result in future expense or impairment charges.

The information contained in this press release and the tables is as of the date indicated. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments. In addition, there can be no assurance that the Company has correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information the Company receives with respect to these factors is complete or correct.

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	Change	2025	2024	Change
Net sales	$1,897	$1,949	(2.7)%	$7,204	$7,582	(5.0)%
Cost of products sold	1,269	1,283		4,772	5,034
Gross profit	628	666	(5.7)%	2,432	2,548	(4.6)%
Selling, general and administrative expense	514	565	(9.0)%	1,985	2,083	(4.7)%
Restructuring costs, net	40	5		62	45
Impairment of goodwill, intangibles and other assets	346	87		346	353
Operating income (loss)	(272)	9	NM	39	67	(41.8)%
Non-operating expenses:
Interest expense, net	84	72		321	295
Loss on extinguishment and modification of debt	—	13		13	14
Other expense, net	3	3		6	18
Loss before income taxes	(359)	(79)	NM	(301)	(260)	(15.8)%
Income tax benefit	(44)	(25)		(16)	(44)
Net loss	$(315)	$(54)	NM	$(285)	$(216)	(31.9)%

Weighted average common shares outstanding:
Basic	419.2	416.1		418.2	415.5
Diluted	419.2	416.1		418.2	415.5
Loss per share:
Basic	$(0.75)	$(0.13)		$(0.68)	$(0.52)
Diluted	$(0.75)	$(0.13)		$(0.68)	$(0.52)

Dividends per share	$0.07	$0.07		$0.28	$0.28
NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	December 31, 2025	December 31, 2024
Assets:
Current assets
Cash and cash equivalents	$203	$198
Accounts receivable, net	987	878
Inventories	1,281	1,400
Prepaid expenses and other current assets	237	299
Total current assets	2,708	2,775
Property, plant and equipment, net	1,209	1,157
Operating lease assets	453	466
Goodwill	3,101	3,038
Other intangible assets, net	1,634	2,008
Deferred income taxes	825	806
Other assets	785	754
Total assets	$10,715	$11,004

Liabilities and Stockholders' Equity:
Current liabilities
Accounts payable	$931	$891
Other accrued liabilities	1,464	1,459
Short-term debt and current portion of long-term debt	130	87
Total current liabilities	2,525	2,437
Long-term debt	4,543	4,508
Deferred income taxes	50	178
Operating lease liabilities	433	418
Other noncurrent liabilities	773	712
Total liabilities	8,324	8,253

Total stockholders’ equity	2,391	2,751
Total liabilities and stockholders’ equity	$10,715	$11,004

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Twelve Months Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(285)	$(216)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	311	323
Impairment of goodwill, intangibles and other assets	346	353
(Gain) loss from sale of businesses and investments	(12)	2
Deferred income taxes	(66)	(114)
Stock based compensation expense	68	74
Loss on extinguishment and modification of debt	13	14
Other, net	(10)	(19)
Changes to operating accounts, excluding the effects of divestitures:
Accounts receivable	(53)	241
Inventories	172	70
Accounts payable	10	(96)
Accrued liabilities and other, net	(230)	(136)
Net cash provided by operating activities	264	496
Cash flows from investing activities:
Capital expenditures	(247)	(259)
Proceeds from sale of divested businesses and investments	22	14
Proceeds from settlement of swaps	31	60
Other investing activities, net	30	34
Net cash used in investing activities	(164)	(151)
Cash flows from financing activities:
Proceeds from (payments on) short-term debt, net	90	(91)
Proceeds from short-term debt with original maturities greater than 90 days	—	431
Payments on short-term debt with original maturities greater than 90 days	—	(431)
Payments on current portion of long-term debt	(1,282)	(701)
Net proceeds from issuance of long-term debt	1,235	1,237
Payments on long-term debt	—	(750)
Debt extinguishment and modification costs	(9)	(14)
Cash dividends	(120)	(118)
Equity compensation activity and other, net	(15)	(14)
Net cash used in financing activities	(101)	(451)
Exchange rate effect on cash, cash equivalents and restricted cash	2	(36)
Increase (decrease) in cash, cash equivalents and restricted cash	1	(142)
Cash, cash equivalents and restricted cash at beginning of period	219	361
Cash, cash equivalents and restricted cash at end of period	$220	$219

Supplemental disclosures:
Restricted cash at beginning of period	$21	$29
Restricted cash at end of period	17	21

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

The following tables present a reconciliation of certain non-GAAP financial measures to the most directly comparable financial measures in accordance with GAAP for the three and twelve months ended December 31, 2025 and a comparison to prior year. The Company has chosen to present the following non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating the Company’s performance and operating results absent the effect of certain items that are deemed to be stand-alone items apart from the Company’s core operations (“Normalized Adjustments”). While these costs or gains are not expected to continue for any individual transaction on an ongoing basis, similar types of costs, expenses and charges or gains have occurred in prior periods.

Normalized Adjustments in 2025 and 2024 include the following:

Restructuring and restructuring-related costs
The company incurs restructuring and restructuring-related costs in connection with various discrete initiatives, including our Global Productivity Plan (announced in December 2025) and previously disclosed initiatives such as the 2024 Realignment Plan as well as other discrete actions. Restructuring charges primarily relate to severance and other employee termination costs as well as contract termination and other costs. Restructuring-related costs are costs that are directly attributable to a restructuring action or exit activity and would not have been incurred absent the action. Restructuring-related costs primarily relate to duplicative costs pending facility closure, asset valuation adjustments and disposal gains and consulting costs. Restructuring-related costs primarily related to manufacturing and distribution personnel, facilities and assets are generally recorded in cost of products sold, while restructuring-related costs primarily related to office facilities and assets and professional or clerical personnel are generally recorded in selling, general and administrative expenses in the Consolidated Statements of Operations. Restructuring charges primarily related to Global Productivity Plan and Realignment Plan for the three and twelve months ended December 31, 2025 and 2024.

Amortization expense and impairments of acquired intangible assets	Represents the amortization expense and impairment charges associated with acquired intangible assets.
Argentina hyperinflationary currency movements	Represents the favorable or unfavorable movement in Argentine pesos related to our subsidiary operating in Argentina, which is considered a hyperinflationary economy.
(Gain) loss on divestitures and transaction costs	Represents the gain or loss on disposal of business or investment, which represents the difference between the fair value (less costs to sell) and carrying value of the business or investment being disposed, as well as transaction costs associated with acquisitions and divestitures.
Other adjustments	Primarily includes loss on extinguishment and modification of debt, recall costs for certain French Door Countertop Ovens, fire-related costs, net of insurance recoveries, impairment of lease right-of-use asset, write-off of assets not placed into service and expenses related to a legal proceeding in U.S. Tax Court which is disclosed in Footnote 10 (Income Taxes) to our condensed consolidated financial statements contained in our recent quarterly report on Form 10-Q filed on October 31, 2025.
Normalized income tax adjustments
The Company uses a “with” and “without” approach to calculate normalized income tax expense or benefit. At an interim period, the Company determines the year-to-date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit. In addition, normalized income tax adjustments includes the income tax expense ($8 million and $11 million for the three months ended December 31, 2025 and 2024, respectively, $44 million for each of the twelve months ended December 31, 2025 and 2024) that results from the amortization of a prior year normalized tax benefit. The three and twelve months ended December 31, 2025 also includes a net charge of $22 million and $31 million, respectively, related to certain discrete items including (1) an incremental tax charge relating to the Company’s transition tax associated with the implementation of the Tax Cuts and Jobs Act in 2017 and (2) remeasurement of deferred taxes resulting from a change in a U.S. state income tax rate and surrender of insurance policies previously accounted for as a permanent difference.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Gross profit, as reported under GAAP	$628	$666	$2,432	$2,548
As a % of net sales	33.1%	34.2%	33.8%	33.6%

Normalized Adjustments:
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	—	6	1	21
Duplicative costs pending facility closure or exit of business activity	—	1	3	4
Argentina hyperinflationary charge	1	2	7	11
Other, net	15	—	22	—
Normalized gross profit	$644	$675	$2,465	$2,584
As a % of net sales	33.9%	34.6%	34.2%	34.1%

Operating income (loss), as reported under GAAP	$(272)	$9	$39	$67
As a % of net sales	(14.3)%	0.5%	0.5%	0.9%

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	39	4	60	40
Contract termination and other costs	1	1	2	5
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	2	5	17	29
Duplicative costs pending facility closure or exit of business activity	3	3	12	9
Consulting costs	—	1	(1)	8
Amortization of acquired intangible assets	22	24	92	99
Impairment of acquired intangible assets	340	85	340	345
Loss on divestitures and transactions costs	6	6	7	7
Argentina hyperinflationary charge	1	2	7	11
Other, net	23	(1)	31	(2)
Total normalized adjustments to operating income (loss), as reported under GAAP	437	130	567	551
Normalized operating income	$165	$139	$606	$618
As a % of net sales	8.7%	7.1%	8.4%	8.2%

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Loss before income taxes, as reported under GAAP	$(359)	$(79)	$(301)	$(260)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	39	4	60	40
Contract termination and other costs	1	1	2	5
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	2	5	17	29
Duplicative costs pending facility closure or exit of business activity	3	3	12	9
Consulting costs	—	1	(1)	8
Amortization of acquired intangible assets	22	24	92	99
Impairment of acquired intangible assets	340	85	340	345
(Gain) loss on divestitures and transactions costs	6	7	(6)	6
Argentina hyperinflationary charge	2	3	16	16
Other, net	21	11	43	10
Normalized income before income taxes	$77	$65	$274	$307

Income tax benefit, as reported under GAAP	$(44)	$(25)	$(16)	$(44)
Effective income tax rates, as reported under GAAP	(12.3)%	(31.6)%	(5.3)%	(16.9)%

Normalized income tax adjustments	46	21	50	65
Normalized income tax provision (benefit)	$2	$(4)	$34	$21
Effective income tax rates, as adjusted	2.6%	(6.2)%	12.4%	6.8%

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Net loss, as reported under GAAP	$(315)	$(54)	$(285)	$(216)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	39	4	60	40
Contract termination and other costs	1	1	2	5
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	2	5	17	29
Duplicative costs pending facility closure or exit of business activity	3	3	12	9
Consulting costs	—	1	(1)	8
Amortization of acquired intangible assets	22	24	92	99
Impairment of acquired intangible assets	340	85	340	345
(Gain) loss on divestitures and transactions costs	6	7	(6)	6
Argentina hyperinflationary charge	2	3	16	16
Other, net	21	11	43	10
Normalized income tax adjustments	(46)	(21)	(50)	(65)
Total normalized adjustments, net of tax	390	123	525	502
Normalized net income	$75	$69	$240	$286

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Weighted average common shares outstanding:
Basic	419.2	416.1	418.2	415.5
Diluted	424.1	421.3	422.8	418.9

Diluted loss per share, as reported under GAAP	$(0.75)	$(0.13)	$(0.68)	$(0.52)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	0.09	0.01	0.14	0.10
Contract termination and other costs	—	—	—	0.01
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	—	0.01	0.04	0.07
Duplicative costs pending facility closure or exit of business activity	0.01	0.01	0.03	0.02
Consulting costs	—	—	—	0.02
Amortization of acquired intangible assets	0.05	0.06	0.22	0.24
Impairment of acquired intangible assets	0.80	0.20	0.80	0.82
(Gain) loss on divestitures and transactions costs	0.01	0.02	(0.01)	0.01
Argentina hyperinflationary charge	—	0.01	0.04	0.04
Other, net	0.05	0.03	0.10	0.02
Normalized income tax adjustments	(0.11)	(0.05)	(0.12)	(0.16)
Normalized diluted earnings per share *	$0.18	$0.16	$0.57	$0.68
*Totals may not add due to rounding

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended December 31, 2025						Three Months Ended December 31, 2024						Change
	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin	Net Sales		Normalized Operating Income (Loss)

													$	%	$	%
Home and Commercial Solutions	$1,126	$(200)	(17.8)%	$324	$124	11.0%	$1,169	$28	2.4%	$109	$137	11.7%	$(43)	(3.7)%	$(13)	(9.5)%
Learning and Development	629	40	6.4%	59	99	15.7%	628	99	15.8%	2	101	16.1%	1	0.2%	(2)	(2.0)%
Outdoor and Recreation	142	(20)	(14.1)%	8	(12)	(8.5)%	152	(34)	(22.4)%	6	(28)	(18.4)%	(10)	(6.6)%	16	57.1%
Corporate	—	(92)	—%	46	(46)	—%	—	(84)	—%	13	(71)	—%	—	—%	25	35.2%
	$1,897	$(272)	(14.3)%	$437	$165	8.7%	$1,949	$9	0.5%	$130	$139	7.1%	$(52)	(2.7)%	$26	18.7%

	Twelve Months Ended December 31, 2025						Twelve Months Ended December 31, 2024						Change
	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin	Net Sales		Normalized Operating Income (Loss)

													$	%	$	%
Home and Commercial Solutions	$3,772	$(138)	(3.7)%	$390	$252	6.7%	$4,071	$(2)	—%	$376	$374	9.2%	$(299)	(7.3)%	$(122)	(32.6)%
Learning and Development	2,691	464	17.2%	75	539	20.0%	2,717	473	17.4%	98	571	21.0%	(26)	(1.0)%	(32)	(5.6)%
Outdoor and Recreation	741	(25)	(3.4)%	25	—	—%	794	(86)	(10.8)%	33	(53)	(6.7)%	(53)	(6.7)%	53	100.0%
Corporate	—	(262)	—%	77	(185)	—%	—	(318)	—%	44	(274)	—%	—	—%	89	32.5%
	$7,204	$39	0.5%	$567	$606	8.4%	$7,582	$67	0.9%	$551	$618	8.2%	$(378)	(5.0)%	$(12)	(1.9)%

[1]Refer to Total normalized adjustments to operating income (loss), as reported under GAAP in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and twelve months ended December 31, 2025 and 2024 in this release for further information.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended December 31, 2025				Twelve Months Ended December 31, 2025
	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]
Home and Commercial Solutions	(3.7)%	0.5%	(2.1)%	(5.3)%	(7.3)%	0.6%	0.1%	(6.6)%
Learning and Development	0.2%	—%	(1.7)%	(1.5)%	(1.0)%	—%	(0.1)%	(1.1)%
Outdoor and Recreation	(6.6)%	1.7%	(1.3)%	(6.2)%	(6.7)%	0.3%	(0.3)%	(6.7)%
Total Company	(2.7)%	0.4%	(1.8)%	(4.1)%	(5.0)%	0.4%	—%	(4.6)%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended December 31, 2025				Twelve Months Ended December 31, 2025
	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]	Net Sales Growth (Reported)	Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]

North America	(5.1)%	0.5%	—%	(4.6)%	(6.7)%	0.5%	0.1%	(6.1)%
International	1.8%	0.1%	(5.2)%	(3.3)%	(1.8)%	—%	—%	(1.8)%
Total Company	(2.7)%	0.4%	(1.8)%	(4.1)%	(5.0)%	0.4%	—%	(4.6)%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions and divestitures, retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]"Divestitures and other, net" includes certain product line exits, returns related to the French Door Countertop Ovens recall (within the Home and Commercial Solutions segment) and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2025 reported sales and is calculated by applying the 2024 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2025 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
(Amounts in millions)

NORMALIZED EBITDA RECONCILIATION

	Three Months Ended December 31,		Change		Twelve Months Ended December 31,		Change
	2025	2024	$	%	2025	2024	$	%

Net loss, as reported under GAAP [1]	$(315)	$(54)	$(261)	NM	$(285)	$(216)	$(69)	(31.9)%
Total normalized adjustments, net of tax [2]	390	123			525	502
Normalized net income (loss) [2]	75	69			240	286

Normalized income tax [3]	2	(4)			34	21
Interest expense, net [1]	84	72			321	295
Normalized depreciation and amortization [2] [4] [5]	58	54			219	224
Stock-based compensation [4]	22	25			68	74
Normalized EBITDA [6]	$241	$216	$25	11.6%	$882	$900	$(18)	(2.0)%
NM - NOT MEANINGFUL
[1]Refer to “Condensed Consolidated Statements of Operations (Unaudited)” for the three and twelve months ended December 31, 2025 and 2024 in this release.
[2]Refer to Total normalized adjustments, net of tax in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and twelve months ended December 31, 2025 and 2024 in this release.
[3]Refer to Normalized income tax provision (benefit) in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three and twelve months ended December 31, 2025 and 2024 in this release.
[4]Refer to "Consolidated Statement of Cash Flows (Unaudited)" for the twelve months ended December 31, 2025 and 2024 in this release.
[5]Normalized depreciation and amortization exclude the amortization of acquired intangibles. For the three months ended December 31, 2025 and 2024, excludes $22 million and $24 million, respectively, and for the twelve months ended December 31, 2025 and 2024 excludes $92 million and $99 million, respectively.
[6]The Company defines Normalized EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted for certain items and non-cash stock-based compensation expense.

NET DEBT RECONCILIATION

	At December 31, 2025	At December 31, 2024
Short-term debt and current portion of long-term debt	$130	$87
Long-term debt	4,543	4,508
Gross debt	4,673	4,595
Less: Cash and cash equivalents	203	198
Net debt [1]	$4,470	$4,397
[1]The Company defines net debt as gross debt less the total of cash and cash equivalents. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES OUTLOOK

	Three months ending			Twelve months ending
	March 31, 2026			December 31, 2026
Estimated net sales change (GAAP)	(5.0)%	to	(3.0)%	(1.0)%	to	1.0%
Estimated currency impact [1] and divestitures [2], net	~ (2)%			~ (1)%
Core sales change (Non-GAAP) [3]	(7.0)%	to	(5.0)%	(2.0)%	to	—%

[1]“Currency Impact” represents the effect of foreign currency on 2026 estimated sales and is calculated by applying the 2025 average monthly exchange rates to the current year local currency sales amounts (excluding divestitures) and comparing to 2026 estimated sales.
[2]"Divestitures and other, net" includes certain product line exits, current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]Totals may not add due to rounding.